abrdn ETFs 485BPOS

Exhibit 99.(d)(5)

FOURTH AMENDMENT

TO

INVESTMENT ADVISORY AGREEMENT

This FOURTH AMENDMENT (this “Fourth Amendment”) to that certain Investment Advisory Agreement dated August 27, 2018, as amended (the “Agreement”), between abrdn ETFs, formerly Aberdeen Standard Investments ETFs and ETFS Trust (the “Trust”), and abrdn Inc. (the “Adviser”), is made and entered into by the foregoing parties as of June 9, 2025. Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

WHEREAS, the Trust and the Adviser desire to amend Section 4(b) of the Agreement such that “compensation and expenses of the Trust’s chief compliance officer” will no longer be excluded from the expenses of the Trust that the Adviser has agreed to pay under the Advisory Agreement.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Amendment to Section 4(b) of the Agreement. Effective as of the date of this Fourth Amendment, Section 4(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b) The Adviser agrees to pay all expenses of the Trust, except for: (i) brokerage expenses and other fees, charges, taxes, levies or expenses (such as stamp taxes) incurred in connection with the execution of portfolio transactions or in connection with creation and redemption transactions (including without limitation any fees, charges, taxes, levies or expenses related to the purchase or sale of an amount of any currency, or the patriation or repatriation of any security or other asset, related to the execution of portfolio transactions or any creation or redemption transactions); (ii) legal fees or expenses in connection with any arbitration, litigation or pending or threatened arbitration or litigation, including any settlements in connection therewith; (iii) compensation and expenses of counsel to the Trustees of the Trust who are not officers, directors/trustees, partners or employees of the Adviser or its affiliates (the “Independent Trustees”); (iv) extraordinary expenses (in each case as determined by a majority of the Independent Trustees); (v) distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act; (vi) interest and taxes of any kind or nature (including, but not limited to, income, excise, transfer and withholding taxes); (vii) any fees and expense related to the provision of securities lending services; and (viii) the advisory fee payable to the Adviser hereunder. The internal expenses of pooled investment vehicles in which a Fund may invest (acquired fund fees and expenses) are not expenses of the Trust and are not paid by the Adviser. The payment or assumption by the Adviser of any expense of the Trust that the Adviser is not required by this Agreement to pay or assume shall not obligate the Adviser to pay or assume the same or any similar expense of the Trust on any subsequent occasion.”

2.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

3.	Counterparts. This Fourth Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Fourth Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

4.	Governing Law. This Fourth Amendment shall be governed by and construed to be in accordance with the laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”). In the case of any conflict, the 1940 Act shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment by their duly authorized representatives as of the day and year set forth above.

abrdn ETFs

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President

abrdn Inc.

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President

[Signature Page to Fourth Amendment to Investment Advisory Agreement]

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